EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2010 Fourth Quarter and Year-End Results

STAMFORD, Conn., Dec. 9, 2010 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, filed its fiscal 2010 annual Form 10-K with the SEC today and announced financial results for the fiscal 2010 fourth quarter and twelve-month period ended September 30, 2010.

Three Months Ended September 30, 2010 Compared to Three Months Ended September 30, 2009

The Partnership reported a 17.0 percent increase in total revenue, to $135.5 million, due to an increase in heating oil selling prices and higher installation and service sales. Home heating oil volume was unchanged at 20.9 million gallons as the additional volume from acquisitions, minimal during the summer months, was offset by the impact of net customer attrition.

Total gross profit was unchanged at $29.2 million as the additional gross profit from service and installations was offset by lower home heating oil margins.

The Partnership's operating loss increased by $4.9 million to a loss of $29.3 million largely due to the impact of acquisitions completed after the heating season. From April 1 through September 30, 2010, the Partnership completed five acquisitions, equating to approximately 56,100 home heating oil, propane and security accounts. While these accounts provided additional revenue in fiscal 2010, the Partnership's profitability was adversely impacted due to the fact that acquisition-related product costs and operating expenses, as expected, exceeded revenue during the non-heating season.

Net loss was $14.2 million, versus net income of $32.3 million last year, principally due to the recording of a much higher deferred tax benefit during the fourth quarter of fiscal 2009 from the release of $86.4 million in opening valuation allowance.

The Adjusted EBITDA loss increased $5.1 million, to $24.6 million, due to lower home heating oil margins and an Adjusted EBITDA loss from acquisitions of $2.7 million. Adjusted EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

Fiscal Year Ended September 30, 2010 Compared to Fiscal Year Ended September 30, 2009

The Partnership reported a slight increase in total revenue to $1.2 billion as an increase in home heating oil selling prices and higher service and installation sales was largely reduced by a decline in home heating oil volume. Home heating oil volume decreased by 41.4 million gallons, or 11.8 percent, to 308 million gallons, as the limited non-heating season volume that Star received from its most recent acquisitions was more than offset by 9.1 percent warmer temperatures and net customer attrition.

Operating income decreased $21.5 million to $58.6 million largely due to the reduction in volume. The reduction in volume was mitigated by a 2 cent per gallon improvement in home heating oil margins and higher service and installation profitability of $7.2 million. Excluding the impact of acquisitions, the Partnership's delivery, branch, and general and administrative expenses decreased by $14.3 million, including lower vehicle fuel costs, a reduction in bad debt expense and other cost improvements. Acquisitions adversely impacted the year over year comparison of operating income by $5.6 million.

Net income declined by $102.7 million to $28.3 million primarily due to the recording of an $86.4 million benefit in fiscal 2009 from the release of the majority of the Partnership's opening valuation allowance.  In fiscal 2010 only $3.9 million of opening valuation allowance was released. In addition, the after-tax impact of lower earnings reduced net income by $17.9 million in fiscal 2010 as compared to fiscal 2009.

Adjusted EBITDA decreased by $17.1 million to $68.7 million, from $85.8 million in fiscal 2009, as the impact of a decline in home heating oil volume and a $3.6 million Adjusted EBITDA loss from acquisitions more than offset an improvement in net service and installation profitability, an increase in home heating oil per gallon margins, and lower operating expenses. The Adjusted EBITDA loss from fiscal 2010 acquisitions was expected as these assets were purchased subsequent to the heating season.

"Even with the warmer temperatures we experienced, Star Gas completed another year of solid operating performance, posting strong financial results," said Daniel P. Donovan, Star Gas Partners Chief Executive Officer. "We expanded our footprint across the Northeast and Mid-Atlantic regions through several strategic acquisitions and took further steps to increase shareholder value, purchasing a total of 8.1 million common units this fiscal year with 5.8 million units still authorized under our current repurchase plan. We also recently finalized a $125 million notes offering that both lowers our effective interest rate and provides additional cash for acquisitions and other initiatives. I want to again thank our employees for their exceptional contributions as we get ready for another winter season."

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a webcast open to the general public and a conference call on December 10, 2010 at 11:00 a.m. (ET). The webcast will be accessible on the Partnership's website, at www.star-gas.com/events.cfm. The conference call dial-in is 970-315-0470.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current union negotiations; the impact of current and future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions; and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2010, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Years Ended September 30,
(in thousands)	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$ 61,062	$ 195,160
Receivables, net of allowance of $5,443 and $6,267, respectively	70,443	58,854
Inventories	66,734	62,636
Fair asset value of derivative instruments	7,158	14,676
Current deferred tax asset, net	20,247	30,135
Prepaid expenses and other current assets	21,219	15,437
Total current assets	246,863	376,898

Property and equipment, net	44,712	37,494
Long-term portion of accounts receivables	583	504
Goodwill	199,052	182,942
Intangibles, net	58,894	20,468
Long-term deferred tax asset, net	26,551	36,265
Deferred charges and other assets, net	5,853	9,555
Total assets	$ 582,508	$ 664,126

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 16,626	$ 17,103
Fair liability value of derivative instruments	1,586	665
Accrued expenses and other current liabilities	68,854	64,446
Unearned service contract revenue	40,110	37,121
Customer credit balances	68,762	74,153
Total current liabilities	195,938	193,488

Long-term debt	82,770	133,112
Other long-term liabilities	23,889	31,192

Partners' capital
Common unitholders	307,092	332,340
General partner	290	309
Accumulated other comprehensive income (loss), net of taxes	(27,471)	(26,315)
Total partners' capital	279,911	306,334
Total liabilities and partners' capital	$ 582,508	$ 664,126
(tables follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except per unit data)	2010	2009	2010	2009
	(unaudited)	(unaudited)
Sales:
Product	$ 85,777	$ 73,379	$ 1,028,423	$ 1,032,812
Installations and service	49,687	42,415	184,353	174,001
Total sales	135,464	115,794	1,212,776	1,206,813
Cost and expenses:
Cost of product	65,021	49,674	734,594	708,185
Cost of installations and service	41,198	36,780	169,453	167,570
(Increase) decrease in the fair value of derivative instruments	148	1,374	(5,622)	(13,690)
Delivery and branch expenses	48,855	43,575	218,625	224,478
Depreciation and amortization expenses	4,566	3,553	15,745	19,406
General and administrative expenses	4,950	5,186	21,397	20,742
Operating income (loss)	(29,274)	(24,348)	58,584	80,122
Interest expense	(3,068)	(4,355)	(14,326)	(17,842)
Interest income	756	612	3,506	4,205
Amortization of debt issuance costs	(692)	(1,018)	(2,680)	(2,750)
Gain (loss) on redemption of debt	--	(34)	(1,132)	9,706
Income (loss) before income taxes	(32,278)	(29,143)	43,952	73,441
Income tax expense (benefit)	(18,049)	(61,449)	15,632	(57,597)
Net income (loss)	$ (14,229)	$ 32,306	$ 28,320	$ 131,038
General Partner's interest in net income (loss)	(66)	138	128	561
Limited Partners' interest in net income (loss)	$ (14,163)	$ 32,168	$ 28,192	$ 130,477

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.21)	$ 0.43	$ 0.40	$ 1.72
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	0.07	0.02	0.29
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.21)	$ 0.36	$ 0.38	$ 1.43

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	67,645	75,629	70,019	75,738

(supplemental information follows)

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(unaudited)

	Three Months Ended September 30,
(in thousands)	2010	2009

Net income (loss)	$ (14,229)	$ 32,306
Plus:
Income tax expense (benefit)	(18,049)	(61,449)
Amortization of debt issuance cost	692	1,018
Interest expense, net	2,312	3,743
Depreciation and amortization	4,566	3,553
EBITDA from continuing operations	(24,708)	(20,829)

(Increase) / decrease in the fair value of derivative instruments	148	1,374
(Gain) loss on redemption of debt	--	34
Adjusted EBITDA	(24,560)	(19,421)

Add / (subtract)
Income tax (expense) benefit	18,049	61,449
Interest expense, net	(2,312)	(3,743)
Provision for losses on accounts receivable	(1,291)	1,053
(Increase) decrease in accounts receivables	37,147	22,307
Increase in inventories	(3,883)	(7,152)
Decrease in customer credit balances	35,175	12,842
Change in deferred taxes	(17,037)	(61,355)
Change in other operating assets and liabilities	(11,106)	(8,333)
Net cash provided by (used in) operating activities	$ 30,182	$ (2,353)

Net cash used in investing activities	$ (2,769)	$ (1,913)

Net cash used in financing activities	$ (10,302)	$ (17,990)

Home heating oil gallons sold	20,900	20,900

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(unaudited)

	Twelve Months Ended September 30,
(in thousands)	2010	2009

Net income	$ 28,320	$ 131,038
Plus:
Income tax expense (benefit)	15,632	(57,597)
Amortization of debt issuance cost	2,680	2,750
Interest expense, net	10,820	13,637
Depreciation and amortization	15,745	19,406
EBITDA from continuing operations	73,197	109,234

(Increase) / decrease in the fair value of derivative instruments	(5,622)	(13,690)
(Gain) loss on redemption of debt	1,132	(9,706)
Adjusted EBITDA	68,707	85,838

Add / (subtract)
Income tax (expense) benefit	(15,632)	57,597
Interest expense, net	(10,820)	(13,637)
Provision for losses on accounts receivable	5,279	10,310
(Increase) decrease in accounts receivables	(4,570)	26,657
Increase in inventories	(2,012)	(17,747)
Decrease in customer credit balances	(9,250)	(11,964)
Change in deferred taxes	13,331	(61,355)
Change in other operating assets and liabilities	(604)	2,756
Net cash provided by operating activities	$ 44,429	$ 78,455

Net cash used in investing activities	$ (73,956)	$ (7,568)

Net cash used in financing activities	$ (104,571)	$ (54,535)

Home heating oil gallons sold	308,000	349,400
CONTACT:  Star Gas Partners
          Investor Relations
          203/328-7310

          Darrow Associates, Inc.
          Chris Witty
          (646) 438-9385
          cwitty@darrowir.com